EXHIBIT 11. COMPUTATION OF EARNINGS PER SHARE

FIRST SECURITY CORPORATION
COMPUTATION OF EARNINGS PER SHARE (in thousands, except per share amounts; unaudited)
                                                                 Three Months  Year-To-Date Nine Months
For the Periods Ended September 30, 1997 and 1996                 1997       1996       1997       1996
----------------------------------------------------------- ---------- ---------- ---------- ----------
NET INCOME:
Net income per consolidated income statements                   53,644     47,396    150,610    126,614
Subtract dividend requirement of preferred stock                     7          9         23         25
----------------------------------------------------------- ---------- ---------- ---------- ----------
NET INCOME APPLICABLE TO COMMON STOCK (PRIMARY)                 53,637     47,387    150,587    126,589
Add dividend requirement of preferred stock                          7          9         23         25
----------------------------------------------------------- ---------- ---------- ---------- ----------
NET INCOME FULLY DILUTED                                        53,644     47,396    150,610    126,614
=========================================================== ========== ========== ========== ==========
EARNINGS PER COMMON SHARE: PRIMARY                                0.45       0.41       1.29       1.09
EARNINGS PER COMMON SHARE: FULLY DILUTED                          0.45       0.41       1.28       1.09
=========================================================== ========== ========== ========== ==========
SHARES OUTSTANDING (AVERAGE):
Common shares                                                  118,249    114,173    115,938    113,987
Common equivalents (options)                                     3,555      2,769      3,421      2,761
Treasury shares                                                 (2,454)      (881)    (2,295)      (870)
----------------------------------------------------------- ---------- ---------- ---------- ----------
COMMON SHARES: PRIMARY (AVG)                                   119,350    116,061    117,064    115,878
Preferred shares: common equivalents                               273        287        276        290
----------------------------------------------------------- ---------- ---------- ---------- ----------
COMMON SHARES: FULLY DILUTED (AVG)                             119,623    116,348    117,340    116,168
=========================================================== ========== ========== ========== ==========

Note: Earnings Per Common Share Fully Diluted were computed assuming that all outstanding shares of preferred stock were converted into common stock on the basis of 27.3375 shares of common for each share of preferred, with the elimination of dividends on the preferred stock.  Common stock equivalents are common stock options outstanding accounted for on the treasury stock method for purposes of these computations.